Exhibit (d)(3)

INTERIM INVESTMENT ADVISORY AGREEMENT

This Interim Investment Advisory Agreement (“Agreement”) is made this June 23, 2026, by and between KraneShares Trust (the “Trust”), a Delaware statutory trust, for and on behalf of the series listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), and Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust, on behalf of the Funds, and the Adviser are parties to the Investment Advisory Agreement dated as of June 7, 2017 (the “Current Investment Advisory Agreement”), pursuant to which the Adviser provides investment management services to the Funds;

WHEREAS, the Adviser has entered into an agreement pursuant to which the current control persons of the Adviser will change (the “Transaction”), whereby the closing of the Transaction (“Closing”) will result in an “assignment” of the Current Advisory Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”) and, as required by the 1940 Act, the Current Advisory Agreement provides for its automatic termination in the event of an assignment;

WHEREAS, the Closing is expected to take effect prior to the date on which a new investment advisory agreement between the Trust, on behalf of the Funds, and the Adviser (the “New Advisory Agreement”) is approved by a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of each fund; and

WHEREAS, in the event that the Transaction closes and the Current Advisory Agreement terminates as a result thereof prior to the approval of the New Advisory Agreement as described in the preceding recital, the Trust desires to retain the Adviser under this Agreement to provide investment management services to each of its respective Funds pursuant to Rule 15a-4 under the 1940 Act, and the Adviser is willing to render such investment management services to each Fund commencing on the Effective Date (as defined below) and until the earlier of: (i) the expiration of the 150-day period following the date of the Closing; and (ii) the date on which the New Advisory Agreement is approved by a “majority of the outstanding voting securities” of the Fund, in each case, unless earlier terminated pursuant to the terms hereof.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. General Provision.

(a) The Trust hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Trust and to perform for the Trust such other duties and functions as are hereinafter set forth for the compensation herein provided. The Adviser shall, in all matters, give to the Trust and its Board of Trustees (the “Board”) the benefit of its best judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Trust to conform to (i) the provisions of the Investment Company Act and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law, (iii) the provisions of the Declaration of Trust and By-Laws of the Trust as amended from time to time, (iv) the policies and determinations of the Board; (v) the investment policies and investment restrictions of the Trust as reflected in the Trust’s registration statement under the Investment Company Act as amended or supplemented from time to time or as such policies may, from time to time, be amended by the Trust’s shareholders; and (vi) the Prospectus and Statement of Additional Information of each Fund in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust, including the valuation of any Fund’s portfolio securities for which market prices are unavailable or the Adviser believes the market prices are unreliable.

2. Services to be Provided by the Adviser.

(a) Management Services. The Adviser shall perform, or arrange for the performance of, the management and other related services necessary for the operation of each Fund. The Adviser shall provide the Funds with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Funds, shall conduct relations with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser shall prepare or participate in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders. The Adviser generally shall monitor each Fund’s compliance with investment policies and restrictions as set forth in filings made by the Fund under the federal securities laws. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Funds as it shall determine to be desirable.

Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Adviser be deemed under this Agreement to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Trust to perform such functions.

(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Adviser will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting each Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Adviser will act as the Funds’ agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research and other services to the Funds; and (vii) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with the Fund’s exemptive relief, investment objective(s) and policies and applicable law, regulations and interpretations and exemptions from the foregoing. The Adviser will in general take such action as is appropriate to effectively manage each Fund’s investment practices.

The Adviser will manage, or cause to be managed, the investment and reinvestment of the assets of each Fund in a manner consistent with each Fund’s investment objectives and policies as stated in its Prospectus. The Adviser also will manage, or cause to be managed, the investments of each Fund in a manner consistent with any and all applicable investment restrictions contained in the Investment Company Act and the rules and regulations thereunder, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including the diversification requirement of Subchapter M, any exemptive orders issued by the SEC applicable to the Funds or any SEC staff no-action letter applicable to the Funds, and any applicable state securities law or regulation. The Trust will provide the Adviser with copies of any such SEC exemptive orders or SEC staff no-action letters. The Adviser agrees to perform its duties hereunder in compliance with the Funds’ policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act, and the Adviser’s duties and obligations of Rule 206(4)-7 under the Advisers Act, including providing the Chief Compliance Officer of the Trust and/or the Board with such information, reports and certifications as they may reasonably request.

(c) Sub-advisers. In carrying out its responsibilities hereunder, the Adviser may, in its sole discretion to the extent permitted by applicable law, any exemptive orders issued by the SEC applicable to the Funds or any SEC staff no-action letter applicable to the Funds, employ, retain or otherwise avail itself of the services of other persons or entities registered as investment advisers under the Advisers Act (a “sub-adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall supervise and oversee the activities of any such sub-adviser and the Adviser shall be responsible for all acts and omissions of such sub-advisers in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties.

(d) Proxy Voting. The Adviser will have authority and responsibility to vote proxies for each Fund’s securities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Adviser will vote proxies in the best interest of each Fund and may choose not to vote proxies where the cost of doing so, in the Adviser’s opinion, would exceed the expected benefits to the Fund. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. The Adviser’s authority to vote proxies for each Fund’s securities may be revoked or modified by the Board at any time. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s sub-adviser(s).

(e) Securities Lending Activities. The Adviser shall provide the following services with respect to any securities lending activities on behalf of each Fund that engages in such activities: (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Adviser’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding the Funds’ participation in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as the Adviser deems necessary or appropriate.

3. Information and Reports.

(a) The Adviser will keep the Trust informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Funds. In this regard, the Adviser will provide the Trust and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request.

(b) The Adviser will provide the Trust with any information reasonably requested regarding its management of the Funds required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the SEC. The Adviser will promptly inform the Trust if any information in a Fund’s Prospectus or Statement of Additional Information, as amended from time to time (“SAI”), to the Adviser’s knowledge is (or will become) inaccurate or incomplete.

4. Portfolio Transactions and Brokerage.

(a) Placement of Orders. The Adviser will take, or cause to be taken, all actions that it considers necessary to implement the investment policies of the Funds, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Funds with brokers or dealers that the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Funds’ agent to give instructions to the Funds’ custodian as to deliveries of securities or other investments and payments of cash for the Funds’ account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI, subject to provisions (b), (c) and (d) of this Section 4.

(b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in each Fund’s current Prospectus or SAI, in connection with the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Funds and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(c) Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Funds or with brokers or dealers that execute transactions for the Funds, if any, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party), if any, as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by that Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for a Fund.

(e) Affiliated Brokers. An affiliate of the Adviser may act as broker or agent in connection with the purchase or sale of securities or other investments for the Funds, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI; and (ii) the provisions of the Investment Company Act, the Advisers Act, and any other applicable federal securities law or regulation. The Trust agrees that any entity or person associated with the Adviser or a sub-adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds that is permitted by Section 11(a) of the Exchange Act of 1934, as amended, and the Trust consents to the retention of compensation for such transactions.

5. Records.

(a) Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Trust, in the form and for the period required by Rule 31a-2 under the Investment Company Act, all records relating to the Funds’ investments that are required to be maintained by the Funds pursuant to the Investment Company Act and any other applicable state or federal securities law or regulation, including the Securities Exchange Act of 1934, as amended, and the Advisers Act, with respect to the Adviser’s responsibilities under this Agreement (the “Funds’ Books and Records”).

(b) Ownership of Records. The Adviser agrees that the Funds’ Books and Records are the Trust’s property and further agrees to surrender them promptly to the Trust upon the request of the Trust; provided, however, that the Adviser may retain copies of the Funds’ Books and Records at its own cost. The Funds’ Books and Records will be made available, as soon as reasonably practicable, following any written request, to the Funds’ accountants or auditors during regular business hours at the Adviser’s offices. The Trust or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to any Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Funds’ Books and Records will be returned to the Trust. The Adviser agrees that the policies and procedures it has established for managing the Funds, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Funds, will be made available promptly for inspection by the Fund or its authorized representatives upon reasonable written request.

6. Compensation.

(a) In addition to the compensation set forth in paragraph (c) below, for the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser an annual investment advisory fee equal to the amount set forth on Schedule A attached hereto of the average daily value of each Fund’s net assets. All fees payable hereunder shall be accrued daily.

(b) For the purpose of determining fees payable to the Adviser under the preceding paragraph, the value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s pricing and valuation procedures, as amended from time to time, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

(c) In addition to the compensation set forth in paragraph (a) above, for the services provided by the Adviser under Section 2(e) with respect to each Fund, the Adviser shall receive the compensation set forth in Schedule B.

(d) The fees earned under this Agreement with respect to each Fund shall be held until the Termination Date (as defined below) in an interest-bearing escrow account with the Fund’s custodian or a bank. If a “majority of the outstanding voting securities” of a Fund approve the New Advisory Agreement on or prior to the Termination Date, the amount in the escrow account earned with respect to the Fund, including interest earned (if any), will be paid to the Adviser promptly following the Termination Date. If a “majority of the outstanding voting securities” of a Fund do not approve the New Investment Management Agreement on or before the Termination Date, the Adviser shall be paid promptly following the Termination Date, with respect to the Fund, out of the escrow account, the lesser of: any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account with respect to the Fund (plus interest earned).

In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect and, subject to the escrow provisions of this Section 6, shall be payable upon the Termination Date.

7. Expenses.

(a) The Adviser. Except as otherwise provided in Section 7(b) of this Agreement, the Adviser agrees to pay all expenses incurred by each Fund, including any expenses incurred by the Trust and allocated to the Fund.

(b) The Funds. The Trust, on behalf of each Fund, on a Fund-by-Fund basis out of the assets of the particular Fund for which an expense relates, agrees to pay all of the following expenses incurred by such Fund: (i) interest and taxes (including, but not limited to, income, excise, transaction, transfer and withholding taxes); (ii) expenses of the Fund incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions and short sale dividend or interest expense; (iii) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the Investment Company Act, including distribution fees; (iv) Acquired Fund Fees and Expenses; (v) litigation expenses; (vi) the compensation payable to the Adviser under this Agreement; (vii) compensation and expenses of the Independent Trustees (including any Trustees’ counsel fees); and (viii) any expenses determined to be extraordinary expenses by the Board. For the avoidance of doubt, any fees and expenses incurred by a Fund in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Adviser is responsible.

8. Liability of Adviser.

Neither the Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Trust, any Fund or its shareholders arising out of any investment or for any act or omission in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or any Fund to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

9. Term of Agreement; Termination of Agreement; Amendment of Agreement.

(a) With respect to each Fund, this Agreement shall become effective upon the termination of the Current Advisory Agreement(the “Effective Date”) (but only if the New Advisory Agreement has not been approved, on or prior to the Effective Date, by (i) a majority of the Independent Trustees and (ii) a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of each Fund) and shall continue in effect until the earlier of: (i) of the effective date of the New Advisory Agreement, which shall be the date as of which the New Advisory Agreement is approved by a vote of the “majority of the outstanding voting securities” of the Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the Effective Date (the earlier of such dates, the “Termination Date”). Each Fund will be deemed to have terminated this Agreement on the Termination Date.

(b) Notwithstanding the foregoing, this Agreement may be terminated, without penalty, with respect to any Fund: (a) at any time without penalty by the Board upon the vote of a majority of the entire Board or by vote of a “majority of the outstanding shares” of the Fund, upon not more than ten (10) calendar days’ written notice to the Adviser, and (b) by the Adviser upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund).

(c) Amendment. This Agreement may be amended by the parties only if the amendment is specifically approved by: (i) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party cast in person at a meeting called for the purpose of voting on this Agreement’s approval; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund. The amendment of Schedule A to this Agreement for the sole purpose of (i) adding or removing one or more Funds or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement or amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund.

10. Disclaimer of Trustee and Shareholder Liability.

The obligations of the Trust and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the property of that Fund and no other Funds of the Trust. The Adviser agrees to look solely to the assets of the Trust and each Fund for the satisfaction of any liability in respect of the Trust and the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

11. Other Activities.

Nothing in this Agreement shall be construed to prohibit or otherwise limit the Adviser or any of its affiliates from engaging in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, including the provision of investment advisory and management services, to any other fund, firm, individual or association.

12. Definitions.

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the Investment Company Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

13. Entire Agreement; Severability.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Use of the “KraneShares” Name.

The Adviser has consented to the use by the Trust of the name or identifying word “KraneShares” in the name of the Trust and each Fund. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Trust. The name or identifying word “KraneShares” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust and the Funds to cease using “KraneShares” in the name of the Trust and the Funds if the Funds cease to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of the Trust.

15. Governing Law.

To the extent the federal securities laws do not apply, this Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without reference to the conflict of laws provisions thereof.

16.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

KRANESHARES TRUST

By:
Name:	Jonathan Krane
Title:	President

KRANESHARES FUNDS ADVISORS, LLC

By:
Name:	Jonathan Krane
Title:	CEO

Schedule A

Dated June 23, 2026

to the

Interim Investment Advisory Agreement dated June 23, 2026

by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Ticker	Listing Month/Year	Advisory Fee	Effective Date
KraneShares CSI China Internet ETF	KWEB	Aug 2013	0.68%	June 23, 2026
KraneShares Bosera MSCI China A 50 Connect Index ETF	KBA	Mar 2014	0.78%	June 23, 2026
KraneShares Emerging Markets Consumer Technology Index ETF	KEMQ	Oct 2017	0.78%	June 23, 2026
KraneShares MSCI China Clean Technology Index ETF	KGRN	Oct 2017	0.78%	June 23, 2026
KraneShares Electric Vehicles and Future Mobility Index ETF	kars	Jan 2018	0.68%	June 23, 2026
KraneShares MSCI All China Health Care Index ETF	KURE	Feb 2018	0.78%	June 23, 2026
KraneShares Asia Pacific High Income USD Bond ETF	KHYB	June 2018	0.68%	June 23, 2026
KraneShares MSCI Emerging Markets ex China Index ETF	kemx	Apr 2019	0.58%	June 23, 2026
KraneShares Quadratic Interest Rate Volatility and Inflation Hedge ETF	IVOL	May 2019	0.99%	June 23, 2026
KraneShares Global Carbon Strategy ETF	KRBN	July 2020	0.78%	June 23, 2026
KraneShares Value Line® Dynamic Dividend Equity Index ETF	KVLE	Nov 2020	0.55%	June 23, 2026
KraneShares Mount Lucas Managed Futures Index Strategy ETF	KMLM	Dec 2020	0.89%	June 23, 2026
KraneShares SSE STAR Market 50 Index ETF	KSTR	Jan 2021	0.88%	June 23, 2026
KraneShares Hang Seng TECH Index ETF	KTEC	June 2021	0.68%	June 23, 2026
KraneShares Quadratic Deflation ETF	BNDD	Sep 2021	0.99%	June 23, 2026
KraneShares KWEB Covered Call Strategy ETF	KLIP	Jan 2023	0.25%	June 23, 2026
KraneShares 90% KWEB Defined Outcome January 2027 ETF	KBUF	Feb 2024	0.25%	June 23, 2026
KraneShares Hedgeye Hedged Equity Index ETF	KSPY	July 2024	0.78%	June 23, 2026
KraneShares Public-Private AI and Technology ETF	AGIX	July 2024	0.99%	June 23, 2026
KraneShares 2x Long BABA Daily ETF	KBAB	Mar 2025	1.25%	June 23, 2026
KraneShares 2x Long PDD Daily ETF	KPDD	Mar 2025	1.25%	June 23, 2026
KraneShares Global Humanoid Robotics and Physical AI Index ETF	KOID	June 2025	0.78%	June 23, 2026
KraneShares 2x Long MELI Daily ETF	KMLI	June 2025	1.25%	June 23, 2026
KraneShares 2x Long JD Daily ETF	KJD	Oct 2025	1.25%	June 23, 2026
KraneShares Wahed Alternative Income Index ETF	KWIN	Nov 2025	0.50%	June 23, 2026
KraneShares 2x Long BIDU Daily ETF	KBDU	Nov 2025	1.25%	June 23, 2026

Sch. A-1

Schedule B

Dated June 23, 2026, 2026

to the

Interim Investment Advisory Agreement dated [ ], 2026

by and between KraneShares Trust and Krane Funds Advisors, LLC

Securities Lending Fees

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund covered by the Agreement, a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).

Sch. B-1